Exhibit 10.3

SUPPLY AGREEMENT

BETWEEN

PADDOCK LABORATORIES, INC.

AND

AXCAN PHARMA INC.

DATED: May 7, 2004

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	4.12.	Rejection of Products.	12

	4.13.	Complaints.	13

	4.14.	Quality Agreement.	13

	4.15.	Subcontracting.	13

	4.16.	Health and Safety Procedure.	13

	4.17.	Training.	13

	4.18.	Alternative Supply.	14

5.	REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS.		14

	5.1.	Paddock Representations and Warranties.	14

	5.4.	Notice of Material Adverse Events.	15

	5.5.	Financial Information.	15

	5.6.	Axcan Pharma Representations and Warranties.	16

6.	OWNERSHIPS TRADEMARKS; PROPRIETARY INFORMATION.		16

	6.1.	Ownership of Intellectual Property.	16

	6.2.	License; Reproduction of Trademarks.	17

	6.3.	Paddock’s Limited Rights to Use.	17

	6.4.	Paddock’s Rights.	17

	6.5.	Use of Axcan Pharma Intellectual Property by Paddock to Manufacture Other Products.	17

	6.6.	Non-Competition.	17

7.	INDEMNIFICATION.		18

	7.1.	Paddock’s Indemnification of Axcan Pharma.	18

	7.2.	Axcan Pharma’s Indemnification of Paddock.	18

	7.3.	Procedures.	18

8.	INSURANCE.		19

	8.1.	Coverage.	19

	8.2.	Certificates of Insurance; Maintenance of Coverage.	19

9.	RELATIONSHIP OF THE PARTIES.		19

	9.1.	Independent Contractor.	19

10.	CONFIDENTIAL INFORMATION.		20

	10.1.	Confidential Information.	20

11.	TERM TERMINATION.		21

	11.1.	Initial Terms Term.	21

	11.2.	Termination.	22

	11.3.	Unused Materials.	23

	11.4.	Return of Products and Materials Supplied by Axcan Pharma.	23

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12.	FORCE MAJEURE.		23

13.	MISCELLANEOUS.		23

	13.1.	Notice.	23

	13.2.	Entire Agreement; Amendment.	24

	13.3.	Severability.	24

	13.4.	Successors and Assigns.	24

	13.5.	Assignment.	25

	13.6.	Waiver.	25

	13.7.	Readings.	25

	13.8.	Counterparts.	25

	13.9.	Applicable Law.	25

	13.10.	Expenses.	25

	13.11.	Currency.	25

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Exhibit A – Products

Exhibit B – Specifications

Exhibit C – The Molds (Drawing No. U100121620)

Exhibit D – Price

Exhibit E – Quality Agreement

Exhibit F – Paddock Financial Statements

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SUPPLY AGREEMENT

This SUPPLY AGREEMENT, dated as of May 7, 2004, is entered into by and between PADDOCK LABORATORIES, INC. (“Paddock”), a Minnesota corporation having its principal office at 3940 Quebec Avenue North, Minneapolis, MN, 55427 and AXCAN PEARMA INC. (“Axcan Pharma”), a Canadian corporation having its principal office at 597 boul. Laurier, Mont Saint-Hilaire, Quebec J3H 6C4, Canada (the “Agreement”).

WITNESSETH:

WHEREAS, Axcan Pharma desires to have Paddock manufacture and supply to Axcan Pharma a one (1) gram Mesalamine Suppository, under the terms and conditions hereinafter set forth, and

WHEREAS, Paddock is willing to do so under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of these promises and the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

1.	Definitions.

1.1.	The following terms shall have the following meanings:

1.1.1	“Active Ingredient” shall mean Mesalamine, USP;

1.1.2	“Affiliate” means, with respect to any person, any other Person controlling, controlled by or under direct or indirect common control with such Person, A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise;

1.1.3	“Authorized API Supplier” means INFAR Spa such other supplier of Active Ingredient designated in writing by Axcan Pharma from time to time;

1.1.4	“Certificate of Analysis” means the certificate prepared by Paddock in respect of each Product lot for in-process testing, which shall (i) list any and all in-process test methods performed by Paddock in respect of said Product lot and (ii) any and all test results obtained;

1.1.5	“Certificate of Compliance” means the certificate prepared by Paddock in respect of each Product lot which shall certify that such Product lot was manufactured in accordance with the Specifications and cGMP;

1.1.6	“eGMP” means the regulatory standards for current good manufacturing practices established by each Governmental or Regulatory Authority relating to the supply of the Products including, but not limited to, standards for equipment, facilities, production and quality control;

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1.1.7	“Facility” means Paddock’s manufacturing facility located at 3940 Quebec Avenue North, Minneapolis, Minnesota 55427, and, subject to Axcan Pharma’s prior written approval (which approval shall be conditioned upon Paddock providing a detailed transfer plan acceptable to Axcan, acting reasonably), such other facilities to be used by Paddock in the supply of Products or materials utilized in the supply of Products hereunder;

1.1.8	“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any U.S. federal, state, county, city or other political subdivision including, without limitation, the United States Food and Drug Administration, as well as any court, tribunal, arbitrator, agency, commission or other instrumentality of any Canadian federal, provincial or municipal government including, without limitation, the Health Products and Food Branch Inspectorate of Health Canada, as well as similar entities located in the Territory;

1.1.9	“Intellectual Property” means trademarks, trademark applications, trade names, service marks, brand names, patents, slogans, logos, copyrights, trade dress, know-how, trade secrets, industrial secrets and any right to the foregoing;

1.1.10	“Law” means any law, statute, rule, regulation, ordinance, code, guideline, order, directive, decree or other pronouncement having the effect of law (including, without limitation, common law and cGMP) of any applicable Governmental or Regulatory Authority;

1.1.11	“Materials” means all raw materials, ingredients, packaging materials and any other materials used in the Manufacture and packaging of Products by Paddock, other than the Active Ingredient;

1.1.12	“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind, including, without limitation, a Governmental or Regulatory Authority;

1.1.13	“Product” means a one (1) gram Mesalanline Suppository, in finished and packaged form, as more ‘specifically identified on Exhibit A;

1.1.14	“Quality Agreement” means the quality agreement referred to in paragraph 4.14 and entered into between Axcan Pharma and Paddock concurrently with the execution of this Agreement, a copy of which is attached as Exhibit E;

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1.1.15	“Reasonable Commercial Efforts” means those efforts that would be made by a reasonably prudent businessperson acting in good faith and in the exercise of reasonable commercial judgment under the applicable circumstances;

1.1.16	“Recall”, with respect to any Product, means a “recall”, “correction” or “market withdrawal”, as those terms are defined in 21 CFR 7.3 and in the equivalent provisions of the Canadian legislation, as the same may be amended from time to time, and shall include any post-sale warning or mailing of information regarding such product;

1.1.17	“Specifications” means the Specifications for the Product attached hereto as Exhibit B and the packaging and labeling specifications provided in accordance with paragraph 2.9.4;

1.1.18	“Territory” shall mean the United States, its territories and possessions and Canada, and such other countries as the parties may from time to time agree in writing to add to this Agreement.

1.2.	The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. Unless the context of this Agreement requires otherwise, words using the singular or plural number also include the plural or singular number. All references herein to Sections, paragraphs and Exhibits shall be deemed references to Sections, paragraphs and Exhibits to this Agreement unless the context shall otherwise require. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.

1.3.	Axcan performance by Affiliates. Any obligation of Axcan under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Axcan’s sole and exclusive option, either by Axcan directly or by any affiliate or designee of Axcan that Axcan causes to satisfy, meet or fulfill such obligation, in whole or in part.

2.	Startup Activities; Supply of Product; Equipment; Firm Orders and Reports.

2.1.	Paddock and Axcan Pharma hereby agree that:

2.1.1.	Any protocols and reports prepared by Paddock relating to the Products (including any validation reports) shall be subject to Axcan Pharma’s prior review and approval, which approval shall not be unreasonably withheld.

2.1.2.

Paddock has installed and qualified at its Facility the molds (including without limitation, unit tooling and production tooling) specified on Drawing No. U100121620, attached hereto as Exhibit C (the “Molds”), and shall be responsible for all risk of loss and all maintenance costs and expenses associated therewith, Paddock shall use the Molds only in

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connection with the manufacture of the Products and shall not modify such Molds or use such Molds for any other purpose without the prior written consent of Axcan Pharma. Paddock shall also provide Axcan Pharma with a written summary of the status and condition of such Molds on an annual basis. Paddock hereby assigns title to the Molds which will remain with Axcan Pharma at all times. Paddock shall immediately return the Molds to Axcan Pharma in good working condition, excepting normal wear and tear, upon the termination or expiration of this Agreement.

2.1.3.	Paddock will purchase the powder incorporator equipment identified as ZC-1 that is necessary in the manufacturing process for the Product and shall invoice Axcan Pharma for one half of the cost of the ZC-1 equipment, Total cost is expected to be about $35,000.00. Axcan Pharma shall pay Paddock for the invoiced amount within thirty (30) days of receipt of the invoice from Paddock. Paddock shall bear all maintenance costs and risk of loss of this equipment.

2.1.4.	Immediately upon receipt of marketing approval for the Product from the FDA, the manufacturing process will he scaled up from the current batch size (150 gallon vessel) to a 300 gallon vessel. Paddock will perform such scale up activities at its expense, except that Axcan Pharma shall purchase validation lots at the Price set out in Exhibit D.

2.2.	Agreement to Supply and Agreement to Purchase. During the Term of this Agreement, Axcan Pharma shall purchase from Paddock and Paddock shall manufacture, for and supply Products to Axcan Pharma (and/or its Affiliates or designees) in accordance with applicable Laws, the Specifications, cGMP and the terms and conditions of this Agreement, in such quantities, on such dates and to such locations as Axcan Pharma shall direct, as provided herein. The other provisions of this Agreement notwithstanding, all orders of Products by Axcan Pharma shall be in whole batches. Pre-scale up batch size is 5000 - 30 count boxes and post scale up batch size is 10,000 - 30 count boxes.

2.3.	Use of the Facility, Equipment, Molds and Tooling.

2.3.1.	All manufacturing processes and packaging activities shall be carried out by Paddock at the Facility and utilizing equipment, molds and tooling in the manner set forth in the Specifications, except to the extent Paddock receives Axcan Pharma’s advance written permission to alter the location or specified use of the foregoing.

2.3.2.	Paddock shall not make any change to (i) the location of any manufacturing or packaging activities carried out hereunder or (ii) the equipment used in the manufacture of the Products, without obtaining Axcan Pharma’s prior written consent.

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2.4.	Production Requirements; Required Tolerance. Paddock shall (a) devote the necessary capacity to meet Axcan Pharma’s requirements for the Products as set forth in the forecasts provided to Paddock pursuant to paragraph 2.5.1 (plus twenty-five percent (25%)) in a timely fashion and (b) use Reasonable Commercial Efforts to make available additional production capacity in order to support the changing needs of Axcan’s business.

2.5.	Forecasts; Changes to Forecasts; Firm Orders.

2.5.1.	Axcan Pharma shall provide Paddock with its first twelve (12) month forecast of its anticipated requirement for Product as soon as reasonably practicable after the date of this Agreement. Thereafter, by the twenty-fifth (25th) calendar day of each calendar month during the Term of this Agreement, Axcan Pharma shall provide Paddock with Axcan Pharma’s twelve (12) month written delivery forecast for its projected purchases of the Products per month for such twelve (12) month period commencing with the second calendar month following the month in which such forecast is delivered to Paddock. Such forecasts shall represent Axcan Pharma’s best estimate at the time of its projected purchases of Products from Paddock for such twelve (12) month period. Except as provided in sub-paragraph 2.5.2, such forecasts are for the convenience of Paddock only, shall not constitute firm purchase or shipping orders and shall not be binding upon, or create any obligation or liability on the part of Axcan Pharma.

2.5.2.	At the time each Product forecast is delivered by Axcan Pharma to Paddock pursuant to sub-paragraph 2.5.1 above, the first three (3) months of such forecast (the “Firm Order Period”) shall be deemed a firm order for the Products (the “Firm Order”) and Axcan Pharma shall specify the quantities and delivery dates for the Products for the Firm Order Period. Paddock shall be obligated to supply Axcan Pharma with, and Axcan Pharma shall be obligated to purchase from Paddock, the Products set forth in Axcan Pharma’s Firm Orders, in accordance with the terms and conditions of this Agreement.

2.5.3.

Once a Firm Order is submitted to Paddock with respect to any given Firm Order Period, Axcan Pharma may increase that Firm Order by providing written notice to Paddock at any time up to and including fifteen (15) business days prior to the beginning of any month during such Firm Order Period; provided, however, that if Axcan Pharma wishes to increase a

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Firm Order by greater than twenty-five percent (25%), Paddock shall only be required to make Reasonable Commercial Efforts to supply any volume of Products in excess of such twenty-five percent (25%).

2.5.4.	In the event that Axcan Pharma requires a decrease in any of the production volumes set forth in Axcan Pharma’s Firm Orders, Axcan Pharma shall be responsible for the cost of Materials purchased by Paddock in accordance with Axcan Pharma’s Firm Orders that become obsolete as a result of such decreased Finn Order; provided, however, that Axcan Pharma shall not be responsible for the cost of any such Materials that (i) exceed a ninety (90) day supply, based on the most recent forecast provided to Paddock prior to the decreased Firm Order, unless such excess supply was specifically authorized in writing by Axcan Pharma or (ii) are subsequently used by Paddock in the manufacture of Products or’ other products.

2.6.	Report. On the date of each shipment of the Products, but only once Axcan Pharma has authorized the release of the Products to be shipped, Paddock shall submit to Axcan Pharma, via facsimile, e-mail or other electronic transmission mutually agreed between the parties to the attention of Director, Quality Assurance, facsimile number [450-464-9979] (or to such other person or by another method as Axcan Pharma may direct in writing pursuant to the provisions of paragraph 13.1), a report detailing the order number, ship date, name of the courier and contents of each such shipment in a form to be mutually agreed upon by the parties hereto and Certificates of Compliance and related Certificates of Analysis. In addition, Paddock agrees to immediately notify Axcan Pharma in the manner detailed above as soon as Paddock determines that it will not be able to deliver any lot or any portion of a lot of any Product.

2.7.	Purchase Orders. All purchase orders submitted to Paddock from time to time with respect to Products to be purchased hereunder shall be governed by the terms of this Agreement. Nothing contained in any such purchase order or acceptance thereof shall in any way modify the terms of, or acid any additional terms or conditions to, this Agreement, except as otherwise agreed to in writing by the parties to this Agreement.

2.8.

Quantitative Shortages. Axcan Pharma shall inform Paddock in writing of any claim relating to quantity shortages in shipments of Products within ninety (90) days following actual receipt of such shipments by Axcan Pharma or its designees, and Axcan Pharma shall provide to Paddock copies of any appropriate documents relating to such shortages that Axcan Pharma may have in its possession. In the event such shortage is determined to have occurred prior to delivery pursuant to paragraph 3.2 to Axcan Pharma’s shipper, Paddock shall deliver to Axcan Pharma sufficient Product to make up for such shortage as soon

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as reasonably possible after receipt of notice from Axcan Pharma of the shortage. The additional costs for delivering such additional Product (due to a shortage that is the responsibility of Paddock) shall be the responsibility of Paddock. Axcan Pharma shall only be obligated to pay for actual quantities of Products shipped to Axcan Pharma or its designees. Any claim for a shortage in delivery which is not made within such ninety (90) day period shall be deemed to have been waived by Axcan Pharma. Shortages that are due to loss or theft during shipment shall be the responsibility of Axcan Pharma and Paddock shall be entitled to fall payment for Product that is delivered to Axcan Pharma’s carrier.

2.9.	Materials.

2.9.1.	Paddock shall order sufficient quantities of all Materials to enable Paddock to supply the Products in accordance with Axcan Pharma’s delivery requirements, as communicated pursuant to paragraph 2.5 above. All Materials shall be delivered directly to Paddock by its suppliers.

2.9.2.	Initial Active Ingredient supplies shall be purchased by Axcan. Thereafter adequate supplies of Active Ingredient as required by Axcan Pharma’s forecasted need for Product shall be purchased from the Authorized API Supplier by (i) Axcan Pharma, at its expense, or (ii) if Axcan Pharma so directs, by Paddock who shall invoice the Active Ingredient component in any shipment of Product as a separate line item or by separate invoice. Paddock hereby warrants that utilization rates of Active Ingredient delivered to Paddock for use in the manufacture of Product shall at all times exceed 98% (e.g. loss or waste not to exceed 2%). All Active Ingredient delivered to Paddock shall be accompanied by the relevant release certificate. Paddock shall perform identification testing to confirm the Active Ingredient prior to use in the manufacturing process for the Product prior to release for manufacturing.

2.9.3.	Paddock agrees to provide adequate storage facilities for all Materials and Active Ingredient and shall store such Materials and Active Ingredient in accordance with cGMP and the Specifications, Paddock shall notify Axcan Pharma of its need to use a third party warehouse for any Materials and any such storage at such third party warehouse shall be subject to Axcan Pharma’s prior approval, which approval shall not be unreasonably withheld. Paddock shall bear risk of loss of all Materials and Active Ingredients.

2.9.4.	The Product shall be packaged as directed by Axcan Pharma, pursuant to the packaging design and configuration provided by Axcan Pharma to Paddock at the time of execution of this Agreement. Changes to the packaging requirements requested by Axcan Pharma after the initial set up and production of validation batches shall be at the expense of Axcan Pharma and Axcan Pharma shall also be responsible for any inventories of packaging materials that become obsolete as a result of such packaging change.

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2.10.	Inventory. Paddock will keep adequate inventories of Materials and Active Ingredient on hand or with suppliers to accommodate Axcan Pharma’s forecasted needs, as provided to Paddock pursuant to the provisions of paragraphs 2.5.1 and 2.5.3.

2.11.	Product Samples. Paddock shall provide Axcan Pharma with reasonable quantities of representative lot samples of the Products promptly upon request. Such Product samples shall be shipped to Axcan Pharma in .accordance with the provisions set forth in paragraph 3.2 hereof.

3.	Price; Payment; Shipping Instructions.

3.1.	Determination of Prices; Cost of Materials. The Price to be paid to Paddock by Axcan Pharma for the supply of Product shall be as set forth in Exhibit D. The parties shall adjust the Price to b charged by Paddock for the supply of the Products annually as and from the fifth (5th) anniversary of the first delivery of Product subsequent to Paddock’s approval as a manufacturing site under Axcan Pharma’s NDA (“First Post-Approval Delivery”) for the Product and on each anniversary thereafter (“Adjustment Dates”). The then current Price will be adjusted upward or downward by the parties as appropriate to reflect any increase or decrease in the [*] for the most recent prior twelve (12) month period; provided however that no annual increase may exceed [*].

Notwithstanding the above, during the period preceding the first Adjustment Date, Paddock shall be entitled to request an increase of the Price to reflect a proven increase in its cost of Materials; provided that (i) only one increase request maybe made during any twelve (12) month period subsequent to the second anniversary of the First Post-Approval Delivery; (ii) any such request may not exceed the lesser of [*] and the actual proven increase in the cost of Materials for the preceeding twelve (12) month period; (iii) any increase will not become effective before six (6) months from the date of the request.

In the event of the [*], the parties will meet and agree to revised terms of this Agreement, including a decrease of the Price charged hereunder, such that the parties [*] from the Product.

3.2.

Shipping Instructions; Risk of Loss. Paddock shall arrange for the shipment of the Products, EXW Paddock’s dock at the Facility, Axcan Pharma will provide a listing of carriers and will pay outbound freight

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delivery costs. Risk of loss of all Products and title to the Products shipped hereunder shall remain with Paddock until delivered to Axcan Pharma’s carrier or designee at Paddock’s loading dock at the Facility. Delivery of Products shall be on slip sheets and/or pallets or as otherwise instructed by Axcan Pharma. Any additional costs as a result of changes to the method of shipment (other than slip sheets or pallets) shall be the responsibility of Axcan Pharma.

3.3.	Invoices; Quantities. Paddock shall submit invoices to Axcan Pharma for all shipments of Product hereunder upon delivery to Axcan Pharma’s carrier and, subject to paragraphs 2.8 and 4.12, such invoices shall be payable within thirty (30) days of the date on which the Product is shipped to Axcan Pharma. Invoices that are not paid within such thirty (30) day period shall be subject to a two percent (2%) interest charge on the late payment.

3.4.	Taxes. The Price does not include use, consumption or excise taxes of any taxing authority relating to Product supply. The amount of such taxes, if any, shall be the responsibility of Paddock to pay initially, but shall be added to the Price in effect at the time of shipment thereof and reflected in the invoices submitted to Axcan Pharma by Paddock pursuant to paragraph 3.3 hereof.

4.	Quality Control; Access; Inspection; Samples.

4.1.	Production Standards. Paddock shall supply the Products in accordance with the Specifications, applicable Laws and such quality assurance, packaging, labelling and trademark usage requirements as may be instructed by Axcan Parma (including the requirements set forth in the Quality Agreement). All Products shall be produced in accordance with cGMP and conform to the Specifications. The Specifications may be modified or changed only by Axcan Pharma. Such discretionary changes must be consented to by Paddock, who shall not unreasonably withhold such consent. At least thirty (30) days’ prior notice to Paddock is required for any requested Specifications change.

Notwithstanding the above, Paddock expressly acknowledges that mandatory changes to the Specifications may be imposed by the FDA or any other Governmental or Regulatory Authority of any jurisdiction. In such a case, Paddock hereby undertakes to use its Reasonable Commercial Efforts to ensure that the supply of Products meets the amended specifications. The cost of implementing any such changes specific to the Product, shall be the responsibility of Axcan Pharma.

In the event Paddock wishes to make any change to manufacturing processes, such change shall require Axcan’s prior written consent. Any costs associated with such changes shall be borne by Paddock.

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4.2.	Storage Requirements. Paddock shall handle and store all Materials, Active Ingredient and Products in accordance with the Specifications, cGMP and in a clean, dry area, free from insects and rodents, in a manner to prevent entry of foreign materials. Storage and handling of the foregoing shall further be in accordance with the provisions of the quality control programs and standards set forth in the Quality Agreement. All Active Ingredient and Materials utilized by Paddock in connection with the manufacture of the Products shall be used by Paddock on a first-in, first-out basis and, except as approved by Axcan Pharma under paragraph 2.5, shall not be used by Paddock beyond their shelf life or as designated by Axcan Pharma.

4.3.	Nonconforming Materials. Paddock shall not use any Active Ingredient or Materials that do not comply with the Specifications. Paddock shall promptly contact Axcan Pharma, c/o Axcan. Pharma’s Quality Assurance Department or such other persons or departments as Axcan Pharma may instruct (in writing pursuant to the provisions of paragraph 13.1 hereof), in the event that Paddock anticipates making changes to any Material or in the event Paddock considers any Active Ingredient or Material to be nonconforming or unacceptable. If Paddock uses any non-conforming Active Ingredient or Material without prior written approval by Axcan Pharma, Paddock shall be responsible for all losses, costs and expenses suffered or incurred by Axcan Pharma as a result of such use and any expenses incurred by Axcan Pharma in the correction thereof The foregoing shall apply regardless of whether Axcan Pharma designated the supplier providing the non-conforming Active Ingredient or Material.

4.4.	Quality Tests and Checks. Finished Product release and stability testing shall be the responsibility and at the expense of Axcan Pharma and Paddock shall not perform nor shall it have any responsibility for such finished Product release testing or stability testing. Paddock shall perform such in-process tests or checks necessary to assure the quality of the Products and any tests or checks required by the Specifications, the Quality Agreement and applicable Law The parties hereto will negotiate in good faith any unanticipated burdens resulting from changes to applicable Laws after the date hereof, which changes affect the Specifications.

4.5.	Production Codes; Records. Paddock shall maintain detailed records on Active Ingredient, Material usage and finished Product production, including code dates and shipping information relating to Products, so that Products can be easily traced in case of a Recall. Such records shall also comply with cGMP and any applicable Laws. Paddock’s Product records shall be sufficient such that Paddock shall be capable of responding to Product inquiries by Axcan Pharma within twenty-four (24) hours of notification, including providing the code date and the location of the Products in question.

[*]	Confidential treatment requested.

4.6.	Recalls. Axcan Pharma shall have sole responsibility for initiating and managing any Recall of the Products. Upon receiving from any Governmental or Regulatory Authority having jurisdiction any direction to recall any Product, the party which receives such direction shall immediately notify the other party in accordance with the terms hereof. To the extent any Recall results from the negligence, willful misconduct or breach of this Agreement by either party, the cost of implementing any such Recall shall be borne by such party. In the absence of any negligence, willful misconduct or breach of this Agreement by either party, the cost of any Recalls will be borne by Axcan Pharma.

4.7.	Maintenance of Facility and Equipment. Paddock shall maintain all equipment, tooling and molds (including the Molds) used in the manufacture of Product hereunder in good operating condition and shall maintain the Facility and such equipment, tooling and Molds in accordance with or in a manner that shall meet or exceed, all requirements set forth in cGMP, the Specifications and all applicable Laws. In the event Paddock fails or anticipates it will fail to Meet any of the foregoing requirements relating to Paddock’s maintenance of the Facility or such equipment, tooling or Molds, or in the event Paddock receives any notice from any Governmental or Regulatory Authority with respect to its maintenance of, or failure to maintain, the Facility or such equipment, tooling or Molds, Paddock shall promptly notify Axcan Pharma, provide copies of such notice to Axcan Pharma and, if such notice relates to the Product, provide a copy of Paddock’s response for Axcan Pharma’s review and written approval (which approval will not be unreasonably withheld) prior to submitting such response.

4.8.	Inspections and Audits. Axcan Pharma, upon reasonable prior notice to Paddock, shall have access to Paddock’s Facility for the purpose of conducting inspections, performing quality control audits or witnessing the manufacture of Product or Materials related to or used in the manufacture or packaging of Products, and Axcan Pharma shall have access to the results of any tests performed by Paddock or at Paddock’s direction relating to the Product. Paddock shall use Reasonable Commercial Efforts to ensure that Axcan Pharma has similar access to the facilities, data and records of Paddock’s suppliers or agents. Such inspections shall not relieve Paddock of any of its obligations under this Agreement or create new obligations on the part of Axcan Pharma. Such visits by Axcan Pharma’s personnel shall be conducted upon reasonable notice, during normal business hours. Normal course audits by Axcan Pharma personnel or designees shall not occur more frequently than once a calendar year. Axcan Pharma may have a person observe the manufacture of Product from time to time provided that such person is not disruptive of the manufacturing process.

[*]	Confidential treatment requested.

4.9.	Retention of Samples and Records. Paddock shall retain, and upon request by Axcan Pharma, shall make available to Axcan Pharma promptly, (i) copies of the quality control records maintained in accordance with paragraph 4.5 and otherwise in relation to the Products, (ii) copies of testing results of all the tests performed in relation to the Products, including without limitation, those tests performed in accordance with paragraph 4.4 and (iii) samples of the Active Ingredient and Materials used in the manufacture and packaging of the Products to the extent reasonably instructed by Axcan Pharma or required by applicable Laws. All quality control and assurance records will be maintained by Paddock for a minimum of one (1) year following the Product expiration date or such other longer time period as may be required by applicable Law. Product and Active Ingredient samples will be retained by Paddock for a minimum of two (2) years following the relevant Product batch expiration date or such other longer time period as may be required by applicable Law.

4.10.	Government Inspections, Seizures and Recalls. If any Governmental or Regulatory Authority makes an inspection at Paddock’s premises or Facility, seizes Products or Materials or requests a Recall of Products, Axcan Pharma’s Quality Assurance Department or such other person or group as Axcan, Pharma may designate, shall be notified immediately and Paddock shall take such actions as may be required under the Specifications or as reasonably requested by Axcan Pharma at Axcan Pharma’s cost, subject to the provisions of paragraph 4.6 hereof Paddock shall promptly send a portion of the retained samples of Products seized by such Governmental or Regulatory Authority and duplicate reports relating to such inspections to Axcan Pharma.

4.11.	Legal and Regulator Filings and Requests. Paddock and Axcan Pharma shall cooperate and be diligent in responding to all requests for information from, and in making all required filings with, Governmental or Regulatory Authorities having jurisdiction to make such requests or require such filings. As marketing approval holder, Axcan Pharma shall retain primary responsibility for obtaining and maintaining approval for marketing from the Governmental or Regulatory Authorities in the Territory. Paddock shall, at its expense, obtain and comply with all licenses, consents, permits and regulations which may from time to time be required by appropriate Governmental or Regulatory Authorities with respect to the performance of its obligations hereunder;

4.12.

Rejection of Products. Axcan Pharma shall have the right to give Paddock written notice of rejection of any shipment of Product that in whole or in part fails to meet Specifications; which notice shall be given within ninety (90) days of discovery of such failure to meet Specifications. Axcan Pharma shall return such shipment to Paddock or shall be destroyed by Axcan Pharma if so instructed by Paddock, at Paddock’s expense. If there is disagreement between

[*]	Confidential treatment requested.

the parties as to whether the Product meets Specifications, the parties shall have such Product tested by a mutually agreed upon third party and such party’s determination as to whether such Product meets Specifications shall be binding on the parties hereto. The expense for such testing and for any costs associated, with the destruction of such Product shall be borne by the non-prevailing party. Paddock shall replace as soon as reasonably possible at no additional charge to Axcan Pharma (including any applicable freight charges) any such Product; if there is a disagreement on the rejection, Axcan shall pay for the replacement Products pending resolution. Axcan Pharma shall have the right to setoff any refund due Axcan Pharma on account of rejected Product against invoices otherwise due or which become due to Paddock, provided that nothing in this paragraph 4.12 shall excuse Axcan Pharma from making payment for Product that meets Specifications and is delivered to Axcan Pharma,

4.13.	Complaints. Axcan Pharma shall have the primary responsibility for investigating Product complaints. Paddock shall cooperate and assist in investigating Product complaints that are related to the manufacturing process or compliance with Specifications. Paddock shall promptly notify Axcan Pharma of any Product complaints received by Paddock.

4.14.	Quality Agreement. Simultaneously with the execution of this Agreement, Axcan Pharma and Paddock have entered into a Quality Agreement which further details the quality assurance obligations and responsibilities of the parties with respect to the Products (“Quality Agreement”) which is attached hereto as Exhibit E.

4.15.	Subcontracting. Paddock shall not subcontract any part of its obligations hereunder to a third party without the prior written consent of Axcan Pharma, which consent will not be unreasonably withheld.

4.16.	Health and Safety Procedure. Paddock shall be solely responsible for implementing and maintaining its own internal health and safety procedures for the handling of the Active Ingredient and Materials, and for complying with the environmental and hazardous waste laws applicable to its Facility and its operations. Axcan Pharma shall have no responsibility for developing, implementing or overseeing Paddock’s health and safety program.

4.17.	Training. Paddock shall be responsible for the training of its personnel. Axcan Pharma shall have no responsibility for educating, training or ensuring knowledge of any Paddock employees and contractors about the potential hazards associated with the handling of any Active Ingredient, Materials or the manufacture of the Products or on the proper use of engineering controls, process equipment and appropriate personal protective equipment.

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4.18.	Alternative Supply. In the event that at any time during the Term of this Agreement (a) Paddock is, or anticipates it shall be, unable at any time, to fill the total monthly Product volume set forth in Axcan Pharma’s forecasts or Firm Orders, as the case may be, for any reason, including an event of Force Majeure as provided in Section 12 or (b) any part of two or more consecutive Product shipments do not meet the Specifications, Axcan Pharma may, in addition to any other rights or remedies hereunder, purchase from third parties or manufacture for itself quantities of Product sufficient to meet its requirements for Product. Paddock shall provide reasonable assistance to Axcan Pharma in arranging for such alternative suppliers and Axcan Pharma agrees to consider alternative suppliers proposed by Paddock although the final decision with respect to alternative suppliers shall be at the sole discretion of Axcan Pharma. Paddock shall cooperate with, and supply reasonable technical assistance, including technical personnel to Axcan Pharma and the alternative supplier. Notwithstanding any other provision of this Agreement, Paddock shall have no liability to Axcan Pharma for delay in supplying or failure to supply Products caused by or resulting from a shortage of Materials resulting from an event of Force Majeure. Paddock undertakes to advise Axcan Pharma immediately upon knowledge of circumstances described in paragraph 4.18 (a).

5.	Representations and Warranties; Additional Covenants.

5.1.	Paddock Representations and Warranties.

5.1.1.	This Agreement has been duly authorized by all necessary corporate action on behalf of Paddock, executed and delivered, and constitutes the valid and binding agreement of Paddock, enforceable in accordance with its terms.

5.1.2.	Paddock is a pharmaceutical contract manufacturer who holds all appropriate and necessary licenses to permit Paddock to perform the services and to manufacture the Products that are the subject of this Agreement. Paddock represents and warrants to Axcan Pharma that all records and reports required to be compiled pursuant to the terms of this Agreement will be accurate and complete in all material respects,

5.1.3.	As of the date of shipment hereunder, Product manufactured hereunder shall not be adulterated, contaminated or misbranded within the meaning of Section 505 of the United States Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, or any similar state or local law or regulation at the time of 1shipment to Axcan Pharma.

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5.1.4.	Products delivered to Axcan, Pharma or Axcan Pharma’s designated third party representative hereunder, shall at the time of delivery until the expiration thereof as shown by the expiration date on the Product package: (i) be free from defects in materials and manufacture and the Product (and the materials used therein) shall conform to the Specifications for such Product and (ii.) have been manufactured in accordance with cGMP’s and shall conform in all material respects to all applicable regulations and all other requirements of the applicable Governmental or Regulatory Authorities in the Territory.

5.1.5.	In manufacturing the Products and carrying out its obligations tinder this Agreement, Paddock represents and warrants to Axcan Pharma that it shall exercise due care and shall otherwise take all such precautions and measures with respect to safety as are reasonable necessary in connection with the manufacture of the Products and as are otherwise reasonable and customary for companies engaged in operations similar to those of Paddock.

5.2.	The warranties contained in paragraphs 5.1.1 through 5.1.5 shall not apply to any Product to the extent which it, through no breach of this Agreement or fault of Paddock, (i) has been tampered with or otherwise altered; (ii) has been subject to Misuse, negligence or accident; (iii) has been stored, handled or used in a manner contrary to FDA or other Governmental or Regulatory Authority’s requirements or (iv) has expired its stated shelf life.

5.3.	Subject to applicable Law, the foregoing representations and warranties are limited and are in lieu of any other warranty, and except as set forth above or elsewhere provided in this Agreement or the Quality Agreement, Paddock makes no warranty or representation, express or implied, with respect to the Products, whether as to quality, fitness for a particular purpose or otherwise.

5.4.	Notice of Material Adverse Events. Paddock hereby agrees to notify Axcan Pharma promptly of any actual or anticipated events which will have, or may be reasonably expected to have, a material adverse effect on the Products or on Paddock’s ability to supply Products in accordance with the provisions set forth herein, including any labor difficulties, strikes, shortages in Materials, plant closings and other interruptions in activity.

5.5.	Financial Information. Paddock hereby covenants and agrees to provide Axcan Pharma with a copy of its annual financial statements (currently unaudited) with auditors review note, within ninety (90) days from its financial year end of September 30.

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5.6.	Axcan Pharma Representations and Warranties.

5.6.1.	This Agreement has been duly authorized by all necessary corporate action on behalf Axcan Pharma, executed and delivered, and constitutes the valid and binding agreement of Axcan Pharma enforceable in accordance with its terms.

5.6.2.	In carrying out its obligations under this Agreement, Axcan Pharma will comply in all material respects with all federal, state and local laws, rules, regulations or other requirements applicable to the business of Axcan Pharma and the manufacture of the Products;

5.6.3.	The manufacture of any Product in accordance with the Specifications for the Product will not constitute any infringement, misappropriation or violation of any patent or trademark of any third party;

5.6.4.	Axcan Pharma shall obtain and maintain all necessary permits, registrations and licenses required for it to perform its obligations to Paddock under this Agreement

6.	Ownerships Trademarks; Proprietary Information.

6.1.	Ownership of Intellectual Property.

6.1.1.	If any improvements or modifications to the Products are developed by Axcan Pharma or Paddock, either jointly or severally, such improvements or modifications shall be the exclusive property of Axcan Pharma and shall be held in confidence by Paddock for Axcan Pharma’s sole benefit, except to the extent that any disclosure is required by Law. Paddock shall disclose to Axcan Pharma and receive the written approval of Axcan Pharma prior to use with respect to all such improvements or modifications relating to the process of manufacturing the Products or use of the Products developed by Paddock, All Intellectual Property and goodwill associated with the Products shall be the sole and exclusive property of Axcan Pharma. Paddock shall have no right or license to use any such rights at any time before, during or after the Term of this Agreement, except as necessary for the supply of Products to Axcan Pharma hereunder.

6.1.2.	It is agreed that Axcan Pharma is the sole owner of any and all Specifications supplied or paid for by Axcan Pharma and any improvements thereto, and Paddock shall not use any such Specifications except in connection with its performance under this Agreement.

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6.2.	License; Reproduction of Trademarks. In connection with Paddock’s performance of this Agreement, Axcan Pharma hereby grants Paddock the license and right to reproduce and print on the Products Axcan Pharma trademarks, trade dress and/or trade names of such Products which Axcan Pharma may designate in writing from time to time, in accordance with trademark usage guidelines set forth in the Specifications or otherwise provided by Axcan Pharma. Samples of all such uses of such trademarks and/or trade names on the Products or Product packaging shall be submitted to Axcan Pharma for its written approval prior to the production of such packaging materials. The permission granted herein is restricted to the Products supplied under this Agreement and extends only for the Term of this Agreement.

6.3.	Paddock’s Limited Rights to Use. Nothing set forth in this Agreement shall be construed to grant to Paddock any title, right or interest in or to any Intellectual Property owned by Axcan Pharma or any of its Affiliates, or to which Axcan Pharma or any of its Affiliates may have rights. Paddock’s use of such Intellectual Property shall be limited exclusively to its performance of this Agreement. Any other use of said Intellectual Property shall constitute an infringement thereof and/or violation of Axcan Pharma’s rights.

6.4.	Paddock’s Rights. This Agreement shall not be construed to grant to Axcan Pharma any right to any Intellectual Property owned by Paddock.

6.5.	Use of Axcan Pharma Intellectual Property by Paddock to Manufacture Other Products. Any Intellectual Property owned by Axcan Pharma or provided by Axcan Pharma to Paddock in connection with this Agreement shall not be used by Paddock in the manufacture or supply of any products other than the Products nor shall such Intellectual Property be disclosed or made available to any other customers of Paddock or other third parties. All such information shall be deemed confidential information subject to the provisions of Section 10. It is further agreed that Paddock shall in no event manufacture any private label versions of Products similar to the Products or any generic versions of the Products for itself or for other customers.

6.6.	Non-Competition. Paddock hereby agrees and undertakes, for [*] following its expiry or following its termination, for any reason whatsoever other than a non-payment default under the Agreement by Axcan Pharma, not to manufacture, supply or distribute, directly or indirectly, for itself or on behalf of any Person, any product containing mesalamine, for the United States and Canadian markets.

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7.	Indemnification.

7.1.	Paddock’s Indemnification of Axcan Pharma. Paddock shall indemnify, defend and hold harmless Axcan Pharma, each Affiliate of Axcan Pharma and the officers, directors, employees and authorized representatives thereof (each an “Axcan Pharma Indemnified Party”) from and against any and all losses, liabilities, damages, claims, expenses (including reasonable attorneys’ fees and expenses), recoveries, judgments and fines (collectively “Losses”) that may be incurred by any Axcan Pharma Indemnified Party arising out of or in connection with any (i) actual or alleged damage to property or injury or death occurring to any Person arising Out of possession, use or consumption by any Person of the Products to the extent that such damage, injury or death was caused by breach of warranty under section 5.1 or by the failure of such Products to meet Specifications, including the contamination or adulteration of the Materials for the Products while in the control of Paddock or (ii) any other negligent act or Omission on the part of Paddock, its Affiliates or their respective directors, officers, employees, representatives or agents.

7.2.	Axcan Pharma’s Indemnification of Paddock. Axcan Pharma shall indemnify, defend and hold harmless Paddock, each Affiliate of Paddock and the officers, directors, employees and authorized representatives thereof (each a “Paddock Indemnified Party”) from and against any and all Losses (as defined in paragraph 7.1 above) that may be incurred by any Paddock Indemnified Party arising out of or in connection with any (i) actual or alleged damage to property or injury or death occurring to any Person arising out of possession, use or consumption by any Person of the Products to the extent that such damage, injury or death was caused by the contamination or adulteration of the Products while out of the control of Paddock, by any defect or alleged defect in any respect in the Specifications or by the content of any Material relating to the advertising or marketing of the Products, or by any action taken or inaction by Axcan Pharma, its employees or agents in marketing or distributing the Product, or constituting any warning or instruction regarding the Products or (ii) any other negligent act or omission on the part of Axcan Pharma, its Affiliates or their respective directors, officers, employees, representatives or agents.

7.3.

Procedures. Any Person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for

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indemnification will be based. The notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party, The Indemnifying Party shall undertake the defense of any such claim asserted by a third party with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party in connection therewith. The Indemnifying Party shall have the right to associate in the defense of the claim at its own expense. The Indemnifying Party shall not be liable for any claim settled without its consent:

8.	Insurance.

8.1.	Coverage. Paddock shall acquire and maintain at its sole cost and expense (i) Statutory Worker’s Compensation Insurance and Employer’s Liability Insurance; (ii) all risk coverage for physical loss or damage to Active Ingredient and Materials for the Products while at the Facility or under its control; and (iii) Product Liability, Bodily Injury and Property Damage insurance (with a Broad Form Vendor’s Endorsement including Axcan Pharma as an additional insured) with a combined single limit of not less than $[*].

8.2.	Certificates of Insurance; Maintenance of Coverage. Paddock shall submit certificates of such insurance to Axcan Pharma (which certificates shall state that the policies shall not be cancelled except upon thirty (30) days’ prior written notice to Axcan Pharma) before commencing performance of this Agreement. Paddock shall maintain such insurance coverage in effect throughout the term of this Agreement and for a period of one (1) year from the date of the last delivery of Products to Axcan Pharma hereunder. In case of Paddock’s failure to furnish such certificates of insurance or cancellation of any required insurance, Axcan Pharma shall notify Paddock of such failure and shall allow Paddock a period of ten (10) days to furnish such certificates. If such certificates are not furnished within ten (10) days of Paddock’s receipt of such notice, Axcan Pharma may, at its option, immediately terminate this Agreement or purchase additional insurance required to cover Paddock’s failure to insure and recover the cost thereof from Paddock.

9.	Relationship of the Parties.

9.1.	Independent Contractor.

9.1.1.	Each party’s status shall be that of an independent contractor without capacity to bind the other. Nothing contained in this Agreement shall be deemed to create any joint venture or principal-agency relationship between Paddock and Axcan Pharma, or any Affiliates of either party, and neither party shall hold itself out in any manner which would indicate any such relationship with the other.

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9.1.2.	Paddock expressly acknowledges, on behalf of itself, its employees, agents and subcontractors, that none of its employees, agents and subcontractors is an employee of Axcan Pharma and that none of its employees, agents and subcontractors is entitled to participate in any benefit plans of Axcan Pharma. Paddock further acknowledges that none of its employees, agents and subcontractors is eligible to participate in any such benefit plans, even if it is later determined that the status of any of them was that of an employee during the period of this engagement of Paddock by Axcan Pharma, Paddock, on behalf of itself, its employees, agents and subcontractors, hereby expressly waives any claim for benefits coverage in relation to the services provided under this Agreement.

9.1.3.	Pursuant to the Internal Revenue Code of 1986, as now in force or later amended, and the corresponding provisions of any future U.S. tax Law, all Persons assigned by Paddock hereunder are and shall remain Paddock’s employees, agents or subcontractors and Paddock shall be solely responsible for reporting and payment of the entire compensation (including, without limitation, all fringe benefits) of each such Person, for withholding of federal, state and local income taxes, PICA and FUTA taxes and other deductions and all premiums or payments made for Workers’ Compensation coverage, unemployment benefits or any other payments required by Law to be made for or on behalf of employees, agents or subcontractors. None of Paddock and any employee, agent and subcontractor thereof shall be treated as an employee of Axcan Pharma with respect to the provision of services provided hereunder for federal, state or local tax purposes.

10.	Confidential Information.

10.1.	Confidential Information. In performing the obligations under this Agreement, each party shall come in contact with certain confidential and proprietary information of the other party including, but not limited to, Intellectual Property of the other party (“Information”). Each party agrees that it will:

10.1.1.	use such Information obtained from the other party hereunder only in connection with the activities to be undertaken by each party as contemplated hereunder;

10.1.2.	restrict disclosure of such Information within its own organization only to those of its employees having a reasonable need to know such Information; and

10.1.3.	not divulge to third parties, without the prior written consent of the other party, any Information obtained from the other party hereunder,

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10.2.	Each party will protect such Information from unauthorized use, access or disclosure with the same, degree of care, but no less than a reasonable degree of care, as it uses to protect its own Information.

10.3.	The foregoing confidentiality obligations shall not apply if and to the extent that:

10.3.1	the Information is known to the receiving party prior to obtaining the same from the disclosing party, as properly demonstrated by the receiving party’s written records;

10.3.2	the Information is, at the time of disclosure, in the public domain, or comes into the public domain without any fault of the receiving party or its Affiliates;

10.3.3	the Information is obtained by the receiving party from a third party who is not obligated to keep the Information confidential;

10.3.4	the Information is independently developed by employees of the receiving party and/or by employees of any of its Affiliates, as properly demonstrated by the receiving party’s written records; or

10.3.5	the receiving party is required by Law to disclose the Information provided, it has given the disclosing party the opportunity to object or seek appropriate confidentiality orders.

10.4.	Upon expiration or termination of this Agreement, each party shall return to the other party all Information received from the other party. The provisions of this paragraph 10 shall survive the termination or expiration of this Agreement.

10.5.	The parties will not issue any general publication or any press release regarding this Agreement without the prior written consent of the other party, unless required by applicable securities legislation to do so.

11.	Term Termination.

11.1.	Initial Terms Term. The term of this Agreement shall commence as of the date hereof and shall terminate five (5) years from approval of Paddock as a manufacturing site in Axcan Pharma’s NDA, unless earlier terminated in accordance with paragraph 11.2 hereof (the “Initial Term”). This Agreement may be extended by Axcan, provided it is not then in default, for two (2) additional two (2) year terms by giving ninety (90) day prior notice; thereafter this Agreement may be extended only by mutual written agreement. The Initial Term and any renewal terms collectively shall be considered the “Term” of this Agreement.

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11.2.	Termination.

11.2.1.	Either party may terminate this Agreement at any time during the Term by written notice to the other party if

11.2.1.1.	the other party shall become financially unstable, suspend or discontinue its business operations or make any assignment for the benefit of its creditors or commence voluntary proceedings for liquidation in bankruptcy, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the other party or of all or any part of its property, or if there is an execution sale of a material portion of its assets;

11.2.1.2.	involuntary bankruptcy or reorganization proceedings are commenced against the other party or any of its properties or if a receiver or trustee is appointed for the other party or any of its properties and such proceedings are not discharged within sixty (60) days;

11.2.1.3.	the other party files or consents to the filing of a petition for reorganization or arrangement under any applicable Bankruptcy Act or Code;

11.2.1.4.	the other party fails to comply with any term or condition of this Agreement or breaches any representation or warranty herein and fails to cure such noncompliance or breach within sixty (60) days after receipt of written notice thereof;

11.2.1.5.	the other party fails to make a payment due under the terms of this Agreement and fails to cure such payment default within thirty (30) days after receipt of written notice thereof; or

11.2.1.6.	Paddock fails to unconditionally qualify with the FDA as manufacturing site in Axcan Pharma’s NDA for the Product.

11.2.2.	Notwithstanding paragraph 11.1 above, Axcan Pharma may terminate this Agreement by written notice to Paddock pursuant to Section 12, and either party may terminate this Agreement pursuant to the provisions of paragraph 13.4 of this Agreement,

11.2.3.

The termination or expiration of this Agreement shall not relieve either party from any payment obligation in existence at the time of termination or expiration or from any liability for any breach on its part of any representation, warranty, covenant or agreement contained herein. For greater certainty, notwithstanding any termination or the expiration of this Agreement, the obligations contained in Sections 5, 6, 7, 8 and 10 and

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paragraphs 4.5, 4.6, 4.9, 4.11, 4.12, 4.18, 6.6, 11.3, 11.4 and 13.9 of this Agreement shall survive such termination or expiration and shall continue in full force and effect.

11.3.	Unused Materials. Within ninety (90) days of the effective date of the expiration or termination of this Agreement for any reason other than Paddock’s material breach, Axcan Pharma shall purchase at Paddock’s cost any Materials that Paddock has purchased exclusively for Axcan Pharma in accordance with this Agreement for the supply of the Products. Axcan Pharma shall not be obligated to purchase any quantities of Materials under this paragraph 11.3 in excess of a ninety (90) day supply reasonably based upon Axcan Pharma’s applicable forecast of its requirements of the foregoing. In the event that the Agreement terminates as a result of a material breach by Paddock, Axcan Pharma shall be under no obligation to purchase any unused Materials from Paddock, but will have an option to do so.

11.4.	Return of Products and Materials Supplied by Axcan Pharma. Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, Paddock shall immediately deliver to Axcan Pharma or its designee all Products, Specifications, Intellectual Properly, Confidential Information, artwork, purchased by or belonging to Axcan Pharma and all other Active Ingredient, Materials, the Molds, supplies or equipment provided by Axcan Pharma. Paddock shall also deliver to Axcan Pharma or its designee all Products ordered hereunder, and shall invoice Axcan Pharma in accordance with the terms of paragraph 3.3.

12.	Force Majeure.

Performance under this Agreement shall be excused to the extent prevented or delayed by fire, flood, explosion, unavoidable breakdown of machinery, widespread product tampering by third parties, governmental acts or regulations, war, labor difficulties, shortages or unavailability of Materials, any act of God or by any other similar circumstances of any character reasonably beyond the control of the party so excused. The party affected shall promptly notify in writing the non-affected party of the event of Force Majeure and the probable duration of the delay. Any delay caused by an event of Force Majeure shall toll the terra of this Agreement which shall be extended by the length thereof. In the event a Force Majeure prevents performance by one party for more than three (3) months, the other party shall have the right to terminate this Agreement.

13.	Miscellaneous.

13.1.	Notice. All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made when

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deposited in the mail, registered mail or certified, return receipt requested, postage prepaid, or overnight courier or by facsimile transmission, the receipt of which is confirmed by telephone, addressed to the respective party at the following address:

AXCAN PHARMA INC.
597 boul. Laurier
Mont-Saint-Hilaire
Quebec J3H 6C4
Canada
Attention:
Fax Number: (450) 464-9979
Copy to: Richard Tarte, General Counsel

PADDOCK LABORATORIES, INC.
3940 Quebec Avenue North
Minneapolis, MN 55427
Attention: Ed Maloney, Vice President of Operations
Fax Number: (763) 546-4842
Copy to:	Lori-jean Gille, Esq.
Gille Law
3443 St. Louis Avenue
Minneapolis, MN 55416
Fax Number: (612) 915-1451

The above addresses for receipt of notice may be changed by either party by notice, given as provided herein.

13.2.	Entire Agreement; Amendment. This Agreement, the Exhibits, the Quality Agreement and any other attachments hereto contain the entire understanding of the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This Agreement can be amended, modified or supplemented only by an agreement in writing which is signed by all the parties hereto.

13.3.	Severability. If and to the extent that any court of competent jurisdiction holds any provision or part of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

13.4.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties; provided, however, that if at any time during the Term of this Agreement Paddock is acquired by or becomes an Affiliate of a competitor of Axcan Pharma or if a change in control of Paddock occurs, which in Axcan’s opinion will have an adverse effect, then Axcan Pharma may terminate this Agreement at any time upon not less than fifteen (15) days’ written notice.

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13.5.	Assignment. Paddock shall not, without the prior written consent of Axcan Pharma, delegate, transfer, convey or assign of its obligations under this Agreement to any other Person. Axcan may assign this Agreement or any of its rights or obligations herein without Paddock’s prior consent.

13.6.	Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future.

13.7.	Readings. Headings in this Agreement are included for ease of reference only and have no legal effect.

13.8.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.9.	Applicable Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Minnesota other than those provisions regarding choice of law and conflicts of law.

13.10.	Expenses. Except as is specifically stated otherwise in this Agreement or the Quality Agreement, each party shall be responsible for its own costs and expenses in performing its duties and responsibilities under the terms of this Agreement.

13.11.	Currency. Unless otherwise specified, all amounts referred to herein are in United States currency.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

AXCAN PHARMA INC.		PADDOCK LABORATORIES, INC.

BY:	/s/ Richard Tate	BY:	/s/ Lonny H. Wittmebel

TITLE:	General Counsel	TITLE:	VP Finance and IT

DATE:	May 7, 2004	DATE:	May 7, 2004

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EXHIBIT A

Description of Product

One (1) gram mesalamine, USP, rectal suppositories, packaged in 30 count boxes with insert.

Packaging specifications: [to be provided by Axcan]

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EXHIBIT B

Specifications

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[*]

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EXHIBIT C

Molds

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EXHIBIT D

Prices

Pricing for Product is based on 30 count boxes of one (1) gram Suppositories

Price Per Box	$[*]

Pricing does not include the cost of the mesalamine raw material which will be purchased by Axcan Pharma and drop shipped to the Facility or if directed by Axcan Pharma, in accordance with paragraph 2.9.2., purchased by Paddock and invoiced to Axcan either as a separate line item or by separate invoice, as may be reasonably agreed to by the parties.

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EXHIBIT E

Quality Assurance Agreement

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EXHIBIT E

QUALITY ASSURANCE AGREEMENT

Standard Quality Agreement

This Standard Quality Agreement (SQA) defines the expectations and responsibilities for critical quality processes as outlined in this document. This document has been drawn up according to Axcan Pharma Inc. policies.

Axcan Pharma Inc.		Paddock Laboratories Inc.

By:		By:
	(signature)		(signature)

Date:		Date:

Product

•	Canasa 1000 mg rectal suppositories

1.	Purpose of the Standard Quality Agreement (“SQA”)

This agreement outlines operational responsibilities of Axcan Pharma Inc. (“Axcan”) and Paddock Laboratories Inc. (“Paddock”) with respect to the conduct of activities governed by Good Manufacturing Practices (GMP) and Good Laboratory Practices (GLP), in relation to Product(s) manufactured at Paddock Laboratories for the benefit of Axcan Pharma.

A matrix of responsibilities included at the end of this document identifies the party primarily responsible for the various aspects of this SQA.

2.	SQA Specific Information

This SQA commences with the effective date of signature and will terminate one year past the expiration date of the last batch of product manufactured and/or packaged by Paddock for Axcan.

Paddock has the quality related responsibilities specified in this SQA. Paddock agrees to act at all times in the best interest of Axcan.

It is the responsibility of all parties to maintain this document in a current state and to ensure that required approvals have been given. Any request for modification to this document must be made in writing to the other party stating the reason for the modification. All parties, prior to implementation of modifications, must agree to all modifications to this document.

Modifications to this SQA must be presented as a revision to the original SQA and reviewed and approved by all parties.

Annex I is a detailed listing per product of all activities covered by this SQA, conducted or to be conducted by Axcan and Paddock.

3.	Communication

Paddock and Axcan have identified key contact personnel and designates for critical quality processes to ensure responsible individuals are contacted for issue resolution. Annex II is a listing of all key contact titles and designates of the parties. Changes to key personnel or their designates must be confirmed in writing and Annex II revised as necessary.

Axcan may, upon notice to Paddock, designate an employee of any of its affiliates to act as a contact person with regard to the responsibilities and obligations of Axcan hereunder or to fulfill the duties or exercise the rights of Axcan set out herein.

4.	Abbreviations and Definitions of Terms

4.1.	Abbreviations

Annual Product Review: APR

Certificate of Analysis: CoA

Certificate of Compliance: CoC

Current Good Manufacturing Practices: cGMP’s

Current Good Laboratory Practices: cGLP’s

Not more than: NMT

Definitions of Terms:

A.	Batch Record

Batch record consists of a manufacturing document, packaging document, and exception documentation, such as non-conformance material report, (“Deviation”), certificate of analysis, and additional documentation, which may have been processed as part of the production/packaging record of the batch.

B.	cGMP or current Good Manufacturing Practices

Shall mean good manufacturing practice requirements under applicable laws, guidelines, policies, codes, requirements and standards from time to time promulgated or issued by any US governmental agency, as the case may be, including the practices set out in the Current Good Manufacturing Practices as defined in the United States 21 CFR-210, et seq., as amended from time to time, or such other relevant good manufacturing practices as required by applicable laws of other jurisdictions of the world or by other relevant regulatory authority

C.	Contractor

Any manufacturer, packager, or other service provider who performs processing, packaging, and/or testing of a Product or any intermediate step of manufacture, or other Product support service, is a contractor.

D.	Deviation report

Report used to obtain approvals to temporarily modify or to document excursions from operating, manufacturing, packaging, testing instructions, test results, or procedures. The Deviation does not permanently change existing instructions/SOP’s or procedures; it is intended to be a specific/one time or period of time use document.

E.	Lot Number

Lot number is used to identify a specific lot or batch of manufactured or packaged material. Each manufacturing and packaging run conducted for a Product by Paddock will have its own specific lot number issued by Paddock.

F.	Material

All drug substances, excipients, printed or unprinted components, which are used during the manufacturing or packaging process for a Product.

G.	Reinspection

Visual or mechanical evaluation performed to remove/correct defective units and for which the process is not expected to have an adverse effect on Product quality. Reinspection should involve the use of a Deviation, except where standard procedure allows for such routine activity in the course of normal processing.

H.	Reprocessing

Subjecting all or part of a lot of a Bulk Product, Semi-Finished Product or Product to a previous step in the validated manufacturing process due to failure to meet predetermined specifications. Reprocessing procedures are foreseen as occasionally necessary and are validated and pre-approved by the quality control departments of both Paddock and Axcan or form part of the marketing authorization.

I.	Rework

Subjecting Bulk Product, Semi-Finished Product or Product of a single lot to an alternate manufacturing process due to the failure to meet predetermined specifications. Reworking is an unexpected occurrence and is not pre-approved as part of the marketing authorization. All rework must be documented per approved rework documentation requirements and appended to a Deviation.

J.	Bulk Product

Any Product, which has completed all manufacturing stages up to, but not including; packaging in a primary container.

K.	Semi-Finished Product

Any Product, which has completed all processing stages up to, but not including, final packaging.

L.	Product

Any Product, which has completed all processing stages up to final packaging.

5.	Supplier facilities

Paddock facility is currently located at:

3940 Quebec Avenue North Minneapolis

Minnesota

55427

USA

Tel: 763-546-4676

Fax: 763-546-4842

Paddock holds a valid establishment license (license no 2127022) to perform the activities provided herein. Paddock agrees to maintain its establishment license, throughout the term of this SQA, as per the US laws and regulations.

6.	Change Control

Paddock shall maintain a documented system of procedures for controlling changes, which may affect the Products, including, but not limited to, changes to Materials, Bulk Product, Semi-finish Product, Product, and manufacturing/packaging operations. Axcan shall be notified of and shall approve, in writing, any and all such changes prior to implementation. When Axcan initiates a request for change on any applicable specifications, the appropriate Paddock department shall be provided with the proposed specifications and appropriate documentation, which summarizes and justifies each change.

7.	Master Manufacturing Document

The Master Manufacturing Document specifies the manufacturing process and Materials used to manufacture a specific Bulk Product. Axcan, with the assistance of Paddock, has the responsibility to assure that those documents are consistent with the Product Marketing Authorization. The Master Manufacturing Document will be developed by Paddock and must be approved within 5 business days by Axcan prior to its use. Original Master Manufacturing Documents will be maintained on-site by Paddock and remain available for inspection and review by Axcan and/or its agents. Paddock shall provide copies of all revised Master Manufacturing Documents to Axcan on a timely basis. Axcan will retain a copy of the Original Master Manufacturing Document in its file.

8.	Master Packaging Document

The Master Packaging Document specifies the packaging process and packaging materials used to package a specific Product. Axcan, with the assistance of Paddock, has the responsibility to assure that those documents are consistent with the Product Marketing Authorization. The Master Packaging Document will be developed by Paddock and must be approved within five business days by Axcan prior to its use. Original Master Packaging Documents will be maintained on-site by Paddock and remain available for inspection and review by Axcan and/or its agents. Paddock shall provide copies of all revised master packaging documents to Axcan on a timely basis. Axcan will retain a copy of the Original Master Packaging Document in its file.

9.	Material sourcing

All Materials used to manufacture and / or package a Product should be sourced as per this agreement unless otherwise specified in writing and with the agreement of both Paddock and Axcan.

9.1.	Drug substance

Paddock will utilize only drug substances meeting Axcan specifications and sourced from Axcan approved suppliers. Drug substance will be ordered from Axcan approved suppliers as per Paddock requirements. Drug substance ordered by Axcan or by Paddock if so directed by Axcan will be delivered to Paddock facility. Paddock is forbidden to use an alternate source of drug substances without the written consent of Axcan.

9.2.	Excipients

Paddock will utilize only excipients as defined in the Master Manufacturing Document. Excipients will either comply with the most recent Pharmacopoeia monograph or Axcan specifications when such an excipients is not included in a Pharmacopoeia monograph. In all cases, Paddock will supply to Axcan a controlled copy of their specification for review and approval. Paddock will source excipients from reputable companies previously approved by Paddock. Any proposed change in the sourcing of excipients will be communicated to Axcan for approval prior to its implementation.

9.3.	Packaging material (unprinted)

Paddock will utilize only unprinted packaging material as defined in the Master Packaging document. Paddock will supply to Axcan a controlled copy of their specification for review and approval. Packaging material will be ordered from reputable companies previously approved by Paddock. Any proposed change in the sourcing of the packaging material will be communicated to Axcan for approval prior to its implementation.

9.4.	Packaging material (printed)

Paddock will utilize only printed packaging material meeting Axcan specifications and sourced from Paddock approved suppliers. Paddock will supply to Axcan a controlled copy of their specification for review and approval. Paddock is forbidden to change or modify sourcing of the printed packaging material without the written consent of Axcan.

10.	Testing

Analytical specifications used for Drug Substances and Products are developed and maintained by Axcan and supplied to Paddock.

Paddock must ensure that all analytical testing are conducted in accordance with analytical specifications as per the following procedure:

Upon receipt of a lot or part lot of Material and/or Product, Paddock will sample the lot as per the agreed upon procedure and send the required number of samples to the sub-contractor laboratory as defined in articles 10.1, 10.2, and 10.3.

Paddock will issue the purchase order describing the required tests to the sub-contractor laboratory. Paddock QC unit will have the responsibility for the final release of the Material and/or Product and shall ensure that the results comply with the specification provided by Axcan.

10.1.	Drug substance

Paddock will utilize only sub-contractor laboratory previously approved and specified by Axcan to conduct testing of drug substances (refer to annex III). Paddock is forbidden to change or modify the sub-contractor laboratory without the written consent of Axcan. The sub-contractor laboratory will forward analytical results directly to Axcan for review. Axcan will forward the sub-contractor CoA to Paddock following its approval. Paddock QC unit will have the responsibility for the final release of Drug substance and shall ensure that the results comply with the specification provided by Axcan.

10.2.	Excipients

Paddock will utilize only reputable sub-contractor laboratory previously approved by Paddock and disclosed to Axcan to conduct testing of excipients. Paddock QC unit will have the responsibility for the final approval of the CoA and shall ensure that the results comply with the specification of the excipient.

10.3.	Bulk Product, Semi-Finished Product, and Product

Paddock will utilize only sub-contractor laboratory previously approved and specified by Axcan to conduct testing of Bulk Product, Semi-Finished Product, and Product (refer to annex III). Paddock QC unit will have the responsibility for the final approval of the CoA and shall ensure that the results comply with the specification provided by Axcan. Paddock is forbidden to change or modify the sub-contractor laboratory without the written consent of Axcan.

11.	Printed Packaging Material Control

Paddock shall maintain a formal system for Printed Packaging Material control which shall ensure, inter alia, that only those labels, graphics, printed matter and other packaging Materials which have been approved and/or provided by Axcan shall be used. Paddock’s Printed Packaging Material control system shall include, but shall not be limited to; (i) secure storage of all packaging Materials; (ii) accountability records; and (iii) packaging line clearance of labelling. Paddock shall ensure that a sample of all printed packaging material used in respect of a Product shall be included in the batch/packaging record for the Product.

Paddock shall sample, examine and approve all Printed Packaging Materials prior to use. Axcan shall provide, in writing, approved proof copy for all Printed Packaging Materials used by Paddock. Paddock will supply to Axcan a controlled copy of their specification for review and approval. Any proposed change to the Printed Packaging Material specification will be communicated to Axcan for approval prior to its implementation.

12.	Bulk Product Packaging

The packaging of Bulk Product(s) will be done at the Paddock facility according to the specific procedures and instructions described in the Master Packaging Document.

The packaging of Bulk Product(s) by Paddock must be in adherence to the specifications supplied by Axcan with the assistance of Paddock and in compliance with all cGMP’s and any other applicable regulatory requirements and applicable laws and regulations. Paddock will prepare complete and detailed documentation, for each lot, as agreed upon between Axcan and Paddock. This complete documentation must be readily accessible for review and inspection by Axcan and/or regulatory authorities if requested.

13.	Inspection of the Product(s)

The inspection and testing of the Product(s) is carried out by Paddock and appropriately documented in detail.

Axcan reserve the right to inspect and/or test all batches of the subject Product(s) produced by Paddock, prior to release and distribution.

14.	Release and Shipment of the Product(s)

Approval of the final release and shipment of Product, which is defined as the release to the marketplace, is under the responsibility of Axcan. Approval of the initial release, which is defined as the release by Paddock to Axcan, is under the responsibility of Paddock. In that regard, Paddock shall ensure that shipped products comply with the Master Manufacturing and/or Packaging Document and are produced in compliance with applicable cGMP’s prior to initial release.

Paddock will proceed with the initial Product release to Axcan upon satisfactory review and approval by Paddock QC unit of the following:

14.1.	Executed manufactured batch record including appropriate and relevant CoA for testing of the Bulk Product, Semi-Finished Product or Product when relevant

14.2.	Executed packaging record.

14.3.	Exception documentation, such as, but not limited to, non-conformance material report, Deviation, certificate of analysis, and additional documentation, which may have been processed as part of the Production/packaging record of the batch.

Paddock will provide in writing to Axcan a Certificate of Compliance confirming the initial release of the Product along with copies of documents stated in articles 14.1, 14.2 and 14.3. Paddock will not ship any Product(s) to any destination until all the elements described in article 14 were reviewed to the satisfaction of Axcan QA department.

Axcan will be responsible for the final release of the Product upon satisfactory review and approval of documents as defined in articles 14.1, 14.2, and 14.3 with limitation according to Axcan finished products release procedure. Axcan will provide Paddock with a Certificate of Conformance authorizing Paddock.to ship any Product(s) to any destination as instructed by Axcan.

15.	Notification and Approval of Deviations and Non-Conformance

15.1.	(“Deviation”)s

Paddock shall have a written procedure in place for performing a systematic investigation for causes in the event that (i) any Product or process fails to meet Specifications or (ii) any process Deviation occurs in respect of any Product.

Paddock shall not void Out-Of-Specification (OOS) results by retesting unless the investigation determines that laboratory error caused the OOS results. All DOS data and investigation results, whether or not the DOS results are voided by Paddock, shall be retained by Paddock. Axcan shall make all final quality decisions regarding any such OOS results in consultation with Paddock. Copies of OOS investigation report will be sent to Axcan for their review and approval prior to initial Product release, upon completion of the OOS investigation by Paddock.

All process Deviations must be approved by Axcan prior to implementation and be properly documented. Reprocessing would always be considered a significant Deviation and is not allowed without the prior consent of Axcan. All Deviations will be investigated and fully documented by Paddock. This documentation will be retained as part of the batch documentation for the lot affected. When deemed necessary, Axcan reserves the right to request additional or more in-depth investigation of the Deviation by Paddock.

Paddock shall notify Axcan within two (2) Business Days of the occurrence of any OOS results or unapproved Deviation in respect of any Product.

15.2.	Non-Conformance

Material or Products not meeting established specifications are to be handled as non-conformances and documented as such, based on Paddock standard operating procedures. Actions taken to investigate the non-conformance and to justify the release of the lot of material must be fully documented.

Both Paddock and Axcan will approve the non-conformance document as stated below prior to initial release. Any resulting corrective actions shall be followed through timely closure. Approval by the appropriate quality assurance functions are solicited and obtained via facsimile copy or by any appropriate electronic means (ex: PDF format).

Non-conformance	Approval Requirements

Drug substance	Axcan and Paddock

Excipient	Paddock

Bulk Product, Semi-Finished Product, Product	Axcan and Paddock

Unprinted Packaging Materials sourced by Paddock	Paddock

Printed Packaging Materials	Axcan and Paddock

16.	Retained Samples of Materials

Paddock shall retain samples from each incoming lot of Material (excepting unprinted and printed packaging materials) in an amount sufficient to comply with any-specific regulatory requirements applicable to each Product and, in any case, sufficient to permit the performance of at least two (2) full rounds of release testing. Paddock shall hold and retain such samples for a minimum of one (1) year following the expiration of the last lot of finished Product containing said Material. At the request of Axcan, acting reasonably, Paddock shall provide such samples to Axcan. Paddock agrees to store the retained samples under appropriate Product label storage conditions and in a secure area for a period of time as defined in this SQA.

17.	Retained Samples of Products and Semi-Finished Product

Paddock shall sample each lot of Product or Semi-Finished Product to comply with any specific regulatory requirements and in an amount sufficient to permit the performance of at least two (2) full rounds of release testing. A second set of Retained Samples will be delivered to Axcan according to Axcan instructions

18.	Storage of Product(s) / Environmental Monitoring

Paddock agrees to store the Bulk Product, Semi-Finished Product, and/or Product(s) under appropriate Product label storage conditions and in a secure area, to ensure they comply with all the quality specifications and attributes and all applicable laws and regulations. If special storage conditions are necessary, they will be noted and supplied by Axcan to Paddock. Paddock agrees to comply with any special storage conditions.

Under no circumstances should any other Products which may present a potential hazard to Bulk Product, Semi-Finished Products and/or Products, such as beta-lactam and cephalosporin antibiotics, certain potent hormones, cytotoxic compounds, highly potent drugs, biological preparations or non-pharmaceutical chemicals be manufactured, processed, packaged or stored in the same facilities used for the Bulk Product, Semi-Finished Product and/or Product(s). Paddock shall make Axcan immediately aware of the presence of any potentially hazardous Products. Mutual agreement is required between the parties as to adequate storage. Any regulatory restrictions regarding storage of different types of Products shall be adhered to by Paddock. Paddock shall inform Axcan if Paddock contemplates handling of other Products of the classes mentioned in this article in advance so that Axcan may determine whether or not this is acceptable. Axcan has been informed that Paddock is handling Testosterone in a controlled environment.

19.	Stability Activities

The responsibility for stability testing, data interpretation and reporting shall belong to Axcan, as does the updating of stability information to regulatory documents for the Product. Axcan will provide written instruction to Paddock for the delivery of stability samples.

20.	Annual Product Review (APR)

The Annual Product Review (APR) will be prepared and reviewed according to Axcan policies and procedures. Paddock shall fully cooperate with Axcan in the preparation of APR for each Product. Each APR shall include, but shall not necessarily be limited to, the following information: (i) the total number of Product batches formulated during the APR period, including related analytical data for all Product batches which passed or failed quality or other testing during the APR period, (ii) an investigation summary in respect of each Product batch failure, and (iii) a summary of any significant Product processing, packaging or analytical changes. Paddock must forward a copy of the information requested by Axcan for APR purposes to Axcan in a timely manner.

21.	Product complaints

Axcan shall be solely responsible for investigating any adverse event or Product-related complaint and for determining if, when and to what extent such adverse event or Product-related complaint shall be reported to a governmental or regulatory authority. Paddock will assist Axcan in investigating Product-related complaints and/or adverse event at the request of Axcan and provide a written report on the results of the investigation to Axcan in NMT thirty (30) days, or sooner if agreed to by the parties or a more urgent need is recognized. Paddock shall assist Axcan including, but not limited to, testing Product samples and reviewing Product batch manufacturing and analytical records. Axcan will communicate with the customers and/or regulatory authorities the results of the complaint investigation, if necessary.

22.	Returned Goods

The specific handling of returned Product will be under the responsibility of Axcan.

23.	Recall of the Marketed Product(s)

Axcan shall be solely responsible for determining whether and when to recall any Product lot and for all matters relating to the implementation of the recall. At the request of Axcan, Paddock shall provide reasonable assistance and co-operation with any recall decisions.

In the event of recall, or withdrawal of raw materials — if the Materials violate applicable laws, regulations, agreed upon specifications, or are deemed unacceptable for some other reason, whether or not such action is requested by any governmental agency — Paddock shall immediately notify Axcan in writing. During a Product recall, or withdrawal Paddock shall fully cooperate with Axcan in conducting the necessary investigational activities.

24.	Audits and Inspections of Facilities and Product(s)

Paddock will immediately notify Axcan of any inspections or actions by regulatory agencies or other enforcement bodies, which could potentially impact the Bulk Product, Semi-Finished Product, and/or Product(s). Paddock will provide Axcan with the results of all such regulatory audits in NMT five (5) working days.

Axcan reserves the right to audit Paddock’s facilities and systems, as they relate to the packaging and control of Product(s), with the exception of information and operations which constitute Paddock’ trade secrets. Axcan may perform these audits on a periodic basis with a 10-day notice.

NOTE: The notice will be waived if the audit to be performed is “for cause”.

The right to audit will also include the audit of any subcontractors (e.g., a contract laboratory) if utilized by Paddock. Axcan reserves the right to be on-site at Paddock during the manufacturing and/or packaging of Product(s), and/or during the inspection of Bulk Product, Semi-Finished Product, and/or Product(s) by any regulatory agencies. Paddock shall respond to, and forward all responses to observations, generated during an inspection, within thirty (30) days from their issuance.

25.	Reprocessing and Rework

Reprocessing and rework activity can only be performed per agreement between both Paddock and Axcan. Reprocessing and/or rework of Material or Bulk Product, Semi-Finished Product, or Products must be documented to state reason and justification for reprocessing and/or rework.

26.	Validation

Paddock will be responsible for validation activities, which include cleaning, equipment, and facility, in accordance with cGMP and in compliance with applicable regulations. Axcan will be responsible for process validation activities, with the assistance of Paddock, in accordance with cGMP and in compliance with applicable regulations. Axcan and Paddock will approve process and packaging validation protocols and final reports. All validation shall be properly documented and accessible to Axcan on request. Final process validation report will be provided by Paddock to Axcan upon completion and approval.

27.	Training

Paddock shall ensure that its staff, employees and other personnel (i) are familiar with applicable cGMP and (ii) receive initial and ongoing cGMP and other training relevant and specific to their job responsibilities.

Qualified personnel in accordance with a written program shall conduct all training. Paddock shall retain all training records and shall periodically assess the effectiveness of its ongoing training program.

28.	Document retention

Paddock shall retain all documents, records and reports associated with the Manufacturing of any and all Product lots, including any and all investigation reports related thereto, for at least one (1) year following the Expiration Date for each such finished Product lots, or as otherwise directed by Axcan. All such documents, records and reports shall be stored and maintained by Paddock in such a manner that they are (i) readily retrievable and (ii) protected from damage or loss. At the request of Axcan, acting reasonably, Paddock shall provide copies of all such documents, records and reports to Axcan.

29.	Contradictions

In the event of any contradiction or inconsistency between this Standard Quality Agreement and the Manufacturing Agreement, the Manufacturing Agreement will prevail.

30.	Notices

Any notice required to be given pursuant to the present SQA shall be given in accordance with the notice provisions of the Manufacturing Agreement provided however that any notice required to be sent to Axcan pursuant to this Agreement and any documentation or other communication of information to be made to Axcan shall be sent to Axcan at the following address:

Axcan Pharma Inc.

597, Laurier blvd

Mont-Saint-Hilaire, Que. Canada

J3H 6C4

Fax: (450) 467-2984

EXHIBIT F

Paddock Financial Statements

Fiscal 2002/2003 statements examined by Axcan and returned to Paddock.

[*]	Confidential treatment requested.